EXHIBIT 99

NEWS RELEASE

For more information, contact:
Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

RELIV INTERNATIONAL REPORTS THIRD-QUARTER RESULTS

CHESTERFIELD, Mo., Oct. 31, 2007 - Reliv International, Inc. (NASDAQ:RELV), maker of a proprietary line of soy-based nutritional supplements, today reported net sales for the third quarter of $25.1 million, compared to $29.8 million in the same quarter last year.

Net income for the third quarter equaled $900,557 or $0.06 per diluted share, compared to net income of $1.8 million or $0.11 per diluted share in the third quarter of 2006. Reliv reported U.S. sales of $22.0 million for the third quarter, compared to $26.8 million for the year-ago quarter. International net sales rose 3.9 percent to $3.1 million for the third quarter.

For the first nine months of 2007, net sales equaled $86.4 million compared to net sales of $88.8 million in the first nine months of 2006. Net income for the period was $4.3 million or $0.27 per diluted share compared to $5.9 million or $0.35 per diluted share last year.

The number of new distributors signing up with Reliv in the third quarter was comparable to the number from the third quarter last year. For the first nine months of this year, sponsorship has risen approximately 13 percent above the sponsorship level for the same period in 2006.

“We are pleased that our distributor growth strategy is on track as sponsorship numbers remain up for the year, but our overall performance was not satisfactory,” said Robert L. Montgomery, chairman, president and chief executive officer. “Compared to last year, the number of distributors reaching the Master Affiliate level has declined, leading to a drop in the average order size. Our focus now must be on generating sales growth,” he said.

“With that in mind, Reliv has launched a number of sales initiatives,” he added. “At our International Conference in August, we re-introduced the July 2006 Success from Home magazine, which prominently features Reliv. Since the conference, our U.S. distributors have used the magazine more effectively than they did after the initial launch of the publication in 2006, and we believe their efforts will play a role in boosting sales,” Montgomery said.

Reliv also initiated a new sales promotion, called “Live the Dream,” at the International Conference. “This promotion rewards our top sales and sponsoring distributors in North America each month with bonuses and a luxury vacation in 2008. In addition, Reliv will celebrate its 20th anniversary next year, and we will be promoting that celebration as a way to build sales and sponsorship,” Montgomery said.
During the third quarter, the company completed its revised distributor training by introducing a new module for Master Affiliates. “The new training is designed to show Master Affiliates how to continue building their businesses in order to reap greater financial rewards. We demonstrate that the most effective way to build their income is to teach their recruits to become Master Affiliates,” he said.

Earlier this year, Reliv introduced an improved basic training for new distributors, teaching them how to build their business to the Master Affiliate level.

The fourth quarter also marks national sales conferences in Reliv’s international markets. Earlier this month, the Australia/New Zealand region held its annual conference and a European regional conference was held in Germany, the largest sales event ever for Reliv in Europe. Approximately 100 of the top U.S. distributors were in attendance at the European meeting. In November, the Malaysia/Singapore and Mexico regions will hold their national conferences.

“The basics for our success remain the same,” Montgomery said. “Reliv makes nutrition simple with outstanding nutritional supplements and we offer individuals an outstanding business opportunity. Reliv will continue to invest in initiatives to increase retail sales, expand our distributor ranks and support their efforts to succeed,” he added.

Reliv will host a conference call to discuss the third quarter 2007 earnings with investors at 1:00 p.m. Eastern Time on October 31, 2007. The dial-in number for investors is 800-599-9795. The participant passcode is 64095026. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 10850380. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site, http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

About Reliv
Reliv International, Inc., based in suburban St. Louis, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv sells its products through an international network marketing system of approximately 70,500 independent distributors. Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

-- FINANCIAL HIGHLIGHTS FOLLOW -

Reliv International, Inc. and Subsidiaries
ADD ONE

Condensed Consolidated Balance Sheets
	September 30	December 31
	2007	2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$7,723,550	$9,332,810
Short-term investments	4,398,592	7,864,000
Accounts and notes receivable, less allowances of
$6,600 in 2007 and $6,200 in 2006	560,821	669,379
Accounts due from employees and distributors	270,337	223,246
Inventories	5,716,140	4,778,221
Other current assets	2,488,201	1,977,522

Total current assets	21,157,641	24,845,178

Other assets	2,993,114	2,639,537
Accounts due from employees and distributors	335,056	362,959

Net property, plant and equipment	9,414,792	9,434,546

Total Assets	$33,900,603	$37,282,220

Liabilities and Stockholders' Equity

Total current liabilities	$8,932,233	$8,615,256
Total non-current liabilities	1,124,580	933,113
Stockholders' equity	23,843,790	27,733,851

Total Liabilities and Stockholders' Equity	$33,900,603	$37,282,220

Consolidated Statements of Income
	Three months ended September 30		Nine months ended September 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$22,501,899	$26,779,859	$77,450,784	$79,812,178
Handling & freight income	2,619,260	2,999,544	8,958,556	9,011,644

Net Sales	25,121,159	29,779,403	86,409,340	88,823,822

Costs and expenses:
Cost of products sold	4,320,557	4,951,293	14,780,889	14,756,297
Distributor royalties and commissions	9,926,735	11,923,943	34,458,125	35,707,259
Selling, general and administrative	9,740,241	10,211,813	30,969,921	29,163,430

Total Costs and Expenses	23,987,533	27,087,049	80,208,935	79,626,986

Income from operations	1,133,626	2,692,354	6,200,405	9,196,836

Other income (expense):
Interest income	122,788	197,998	498,904	480,120
Interest expense	(159)	(1,961)	(732)	(47,428)
Other income	73,302	83,720	268,540	182,239

Income before income taxes	1,329,557	2,972,111	6,967,117	9,811,767
Provision for income taxes	429,000	1,168,000	2,623,000	3,937,000

Net Income	$900,557	$1,804,111	$4,344,117	$5,874,767

Earnings per common share - Basic	$0.06	$0.11	$0.27	$0.36
Weighted average shares	15,938,000	16,919,000	16,166,000	16,390,000

Earnings per common share - Diluted	$0.06	$0.11	$0.27	$0.35
Weighted average shares	16,171,000	17,050,000	16,374,000	16,712,000

Cash dividends declared per common share	$-	$-	$0.05	$0.05

Reliv International, Inc. and Subsidiaries
ADD TWO
	The following tables summarize net sales by geographic market ranked by the date we began operations in each market.
Net sales by Market
(in thousands)
	Three months ended September 30,				Change From
	2007		2006		Prior Year
	Amount	% of sales	Amount	% of sales	Amount%

United States	22,009	87.6%	26,784	89.9%	(4,775)	-17.8%
Australia/New Zealand	715	2.8%	701	2.4%	14	2.0%
Canada	378	1.5%	414	1.4%	(36)	-8.7%
Mexico	351	1.4%	367	1.2%	(16)	-4.4%
United Kingdom/Ireland	242	1.0%	323	1.1%	(81)	-25.1%
Philippines	809	3.2%	594	2.0%	215	36.2%
Malaysia/Singapore	419	1.7%	382	1.3%	37	9.7%
Germany	198	0.8%	214	0.7%	(16)	-7.5%

Consolidated Total	25,121	100.0%	29,779	100.0%	(4,658)	-15.6%

Net sales by Market
(in thousands)
	Nine months ended September 30,				Change From
	2007		2006		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	77,215	89.4%	80,376	90.5%	(3,161)	-3.9%
Australia/New Zealand	2,090	2.4%	1,855	2.1%	235	12.7%
Canada	1,196	1.4%	1,234	1.4%	(38)	-3.1%
Mexico	1,155	1.3%	1,011	1.1%	144	14.2%
United Kingdom/Ireland	781	0.9%	915	1.0%	(134)	-14.6%
Philippines	2,108	2.4%	1,602	1.8%	506	31.6%
Malaysia/Singapore	1,173	1.4%	1,297	1.5%	(124)	-9.6%
Germany	691	0.8%	534	0.6%	157	29.4%

Consolidated Total	86,409	100.0%	88,824	100.0%	(2,415)	-2.7%

The following table sets forth, as of September 30, 2007 and 2006, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2007		As of 9/30/2006		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	57,420	13,600	52,760	15,660	8.8%	-13.2%
Australia/New Zealand	2,510	280	2,420	270	3.7%	3.7%
Canada	1,150	160	1,170	180	-1.7%	-11.1%
Mexico	1,380	220	1,130	220	22.1%	0.0%
United Kingdom/Ireland	790	120	910	150	-13.2%	-20.0%
Philippines	4,460	370	3,360	350	32.7%	5.7%
Malaysia/Singapore	2,230	310	2,750	380	-18.9%	-18.4%
Germany	560	140	320	110	75.0%	27.3%

Consolidated Total	70,500	15,200	64,820	17,320	8.8%	-12.2%

** 30 **